Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227321, 333-253151 and 333-272556 on Form S-8, Registration Statement No. 333-238870 on Form S-4, and Registration Statement Nos. 333-256149 and 333-271882 on Form S-3 of our reports dated March 13, 2025, relating to the financial statements of KLX Energy Services Holdings, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Houston, Texas
March 13, 2025